For Immediate Release
August 22, 2000 at 5:00 p.m. ET


                                                 For More Information Contact:
                                                              Carroll E. Amos,
                                                          President and C.E.O.
                                                         Greater Atlantic Bank
                                                                (703) 390-0340

            GREATER ATLANTIC FINANCIAL CORP. COMPLETES ACQUISITION OF
                           DOMINION SAVINGS BANK, FSB

(RESTON, VIRGINIA, AUGUST 22, 2000) - Greater Atlantic Financial Corp. (NASDAQ:
GAFC), the holding company for Greater Atlantic Bank, Reston, Virginia, today announced that it has completed the acquisition of Dominion Savings Bank, FSB, Front Royal, Virginia. The acquisition was approved by the stockholders on July 6, and by the Office of Thrift Supervision, the institutions' federal regulator, on July 21, 2000.

      Under the terms of the Agreement, Greater Atlantic will pay $1,116, 857 in cash for the 351,213 outstanding shares of Dominion Savings Bank or $3.18 per share. The acquisition will result in the merger of Dominion Savings into Greater Atlantic Bank.

      Following integration of the acquisition, Dominion Savings Bank's three offices - located in the Shenandoah Valley communities of Front Royal, Winchester and New Market - will become part of the Greater Atlantic Bank branch network.

Greater Atlantic Financial Corp. conducts its business operations through its wholly-owned subsidiary, Greater Atlantic Bank and the Bank's independent wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. When the acquisition is completed, Greater Atlantic Bank will be operating an eight-branch network, including the three Dominion Savings Bank offices. Greater Atlantic Bank currently offers traditional banking services to customers through five branches located in Washington, D.C., Rockville and Pasadena, Maryland, and Arlington and Sterling, Virginia.